UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2012

Legacy Reserves LP

(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 W. Wall, Suite 1400 Midland, Texas		79701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (432) 689-5200

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, on April 15, 2011, the Eleventh Court of Appeals (Case No. 11-09-00348-CV), in an appeal styled Raven Resources, LLC, Appellant v. Legacy Reserves Operating, LP, Appellee, on appeal from the 385th District Court, Midland County, Texas, had reversed and rendered in part and reversed and remanded in part the trial court’s summary judgment, dated November 10, 2009, in favor of Legacy Reserves Operating, LP (“Legacy Operating”), a subsidiary of Legacy Reserves LP. Legacy Operating filed a motion for rehearing on May 11, 2011.

On January 12, 2012, the Court of Appeals granted Legacy Operating’s motion for rehearing, withdrew its former opinion and judgment, and issued a new opinion and judgment which affirmed the judgment of the trial court granting a partial summary judgment in favor of Legacy Operating, denying a partial summary judgment sought by Raven Resources, LLC (“Raven”), and entering a take-nothing judgment against Raven.

The Court of Appeals held that, as a matter of law, certain assignments which specifically incorporated the terms of the purchase agreement dated July 11, 2007 providing for the purchase by Legacy Operating from Raven of various non-operated oil and gas properties and interests in the Permian Basin for $20.3 million, constituted valid, enforceable agreements binding upon Raven and Legacy Operating.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy Reserves LP

By:	Legacy Reserves GP, LLC,
its General Partner

Date: January 13, 2012	By:	/s/ Steven H. Pruett
	Name:	Steven H. Pruett
	Title:	President, Chief Financial Officer and Secretary

2